UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Timothy T. Shea
   207 Waterleaf Way
   Louisville, KY  40207

2. Issuer Name and Ticker or Trading Symbol

   Community Bank Shares, Inc.
   CBIN

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   October, 2001

5. If Amendment, Date of Original (Month/Year)

   N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other
   (specify below)

   If officer, give title.

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir   |7.Nature of Indirect   |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect     |  Beneficial Ownership |
                           |        |      |                                  |  Beneficially     |(D)or   |                       |
                           |        |    | |                  | A/|           |  Owned at         |Indir   |                       |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)  |                       |
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Common stock               10/19/01   J       128 sh.          A    $15.30 sh     50,087 sh         D          N/A

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriv-   |Dir|Indirect    |
                      |or Exer-|     |      | rities Acqui  |Expiration |  Securities        |vative |ative       |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secur- |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |ity    |Bene-       |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

Common stock acquired through the company's dividend reinvestment program.

/s/ Timothy T. Shea               11/06/01
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Signature of Reporting Person       Date